Exhibit 99.1

NEWS RELEASE

For Immediate Release	Investors:	Media:
August 17, 2016	Michael D. Neese	Joe Vagi
	VP, Investor Relations	Manager, Corporate Communications
	(804) 287-8126	(804) 484-7737
	michael.neese@pfgc.com	joe.vagi@pfgc.com

Performance Food Group Company Reports Fourth-Quarter and Full-Year Fiscal 2016 Results

Continued Momentum in Independent Restaurants, Margin Expansion, and Operating Cash Flows

Fourth-Quarter Fiscal 2016 Highlights

•	Case volume increased 14.0%; up 5.8% after adjusting for the extra week[1]

•	Net sales increased 9.8% to $4.4 billion; up 1.9% after adjusting for the extra week[1]

•	Gross profit increased 14.6% to $561.3 million; up 6.4% after adjusting for the extra week[1]

•	Net income decreased 14.6% to $29.2 million; prior year reflects a one-time $25.0 million fee related to the terminated agreement to acquire 11 US Foods facilities as a part of the proposed merger of Sysco and US Foods

•	Adjusted EBITDA increased 11.9% to $114.7 million[2]; up 3.9% after adjusting for the extra week[1]

•	Diluted earnings per share (EPS) decreased by 25.6% to $0.29

•	Adjusted Diluted EPS increased by 5.6% to $0.38[2]

Full-Year Fiscal 2016 Highlights

•	Case volume increased 7.0%; up 4.8% after adjusting for the extra week[1]

•	Net sales increased 5.5% to $16.1 billion; up 3.4% after adjusting for the extra week[1]

•	Gross profit increased 8.7% to $2.0 billion; up 6.6% after adjusting for the extra week[1]

•	Net income increased 20.9% to $68.3 million

•	Adjusted EBITDA increased 11.6% to $366.6 million[2]; up 9.1% after adjusting for the extra week[1]

•	Diluted EPS increased 9.4% to $0.70

•	Adjusted diluted EPS increased 23.5% to $1.00[2]

[1]	Results shown on a comparable 13 or 52 week basis have been adjusted to remove dollar amounts equal to 1/14th of the fourth quarter results.
[2]	This earnings release includes several metrics, including EBITDA, Adjusted EBITDA and Adjusted Diluted Earnings per Share that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Tables B and C for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Summary Table

	Q4	Q4 Excluding Extra Week	FY 2016	FY 2016 Excluding Extra Week
Cases	+14.0%	+5.8%	+7.0%	+4.8%
Net Sales	+9.8%	+1.9%	+5.5%	+3.4%
Gross Profit	+14.6%	+6.4%	+8.7%	+6.6%
Operating Expenses	+13.2%	+5.1%	+7.1%	+5.0%
Operating Profit	+25.6%	+16.5%	+26.3%	+23.3%
Net income	(14.6%)	(20.8%)	+20.9%	+17.2%
Adjusted EBITDA	+11.9%	+3.9%	+11.6%	+9.1%
Diluted EPS	(25.6%)	(30.8%)	+9.4%	+4.7%
Adjusted Diluted EPS	+5.6%	(2.8%)	+23.5%	+19.8%

RICHMOND, Va. - Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced its fourth-quarter and full-year fiscal 2016 business results.

“We generated solid fourth quarter results and ended the year with strong independent case growth of 9.0%,” said George Holm, PFG’s President and Chief Executive Officer. “Our strong top-line growth, combined with increased gross profit per case and strong operating expense management, led to profitability at the high end of our expectations for the year.” “Our team executed well on our fiscal 2016 strategic initiatives,” noted Holm. “I’m very excited about providing distribution solutions to Red Lobster beginning this week. Our customer-centric business model and motivated sales force provide us meaningful opportunities to continue gaining share and growing profits in fiscal 2017.”

Fourth-Quarter and Fiscal 2016 Financial Summary

Total case volume increased 14.0% in the fourth quarter of fiscal 2016 compared to the prior year and was driven by 12.1% organic growth. Excluding the extra week, case volume in the fourth quarter would have increased approximately 5.8%.

For fiscal 2016, case volume grew 7.0% compared to the prior year period, of which 6.3% was organic. Excluding the extra week, case volume for fiscal 2016 would have increased 4.8%. For the fourth quarter and fiscal 2016, case growth reflected new and expanding business with Street customers in the Performance Foodservice segment and broad-based growth in Vistar’s sales channels. Excluding the extra week, the Performance Foodservice segment’s case growth to independent street customers rose 9.0% for the quarter and 8.6% for fiscal 2016 versus the prior year periods.

Net sales for the fourth quarter of fiscal 2016 were $4.4 billion, an increase of 9.8% versus the comparable prior year period. Excluding the extra week, net sales in the fourth quarter would have increased 1.9%.

Net sales for fiscal 2016 increased 5.5% to $16.1 billion. Excluding the extra week, net sales in fiscal 2016 would have increased 3.4%. For the fourth quarter and fiscal 2016, the net sales growth was driven by the extra week in the fourth quarter of fiscal year 2016; case growth in Performance Foodservice (PFS), particularly in the Street channel; and case growth in Vistar, particularly in its retail, theater, vending, and hospitality channels.

Gross profit dollars increased 14.6% in the fourth quarter of fiscal 2016 compared to the prior year period, to $561.3 million. Excluding the extra week, gross profit in the fourth quarter would have increased 6.4%.

Gross profit for fiscal 2016 increased 8.7% compared to the prior year period, to $2.0 billion. Excluding the extra week, gross profit in fiscal 2016 would have increased 6.6%. For the year, gross profit per case increased 1.7% versus fiscal 2015. The increase in gross profit in the fourth quarter and fiscal 2016 was the result of growth in cases sold and a higher gross profit per case, which was primarily driven by selling an improved mix of customer channels and products.

Operating expenses increased 13.2% in the fourth quarter of fiscal 2016 compared to the prior year period, to $494.5 million. Operating expenses increased 7.1% in fiscal 2016 compared to the prior year, to $1.8 billion. Excluding the extra week, operating expenses would have increased 5.1% in the fourth quarter of fiscal 2016 and 5.0% for fiscal 2016. The increases in the fourth quarter and fiscal 2016 were driven by an increase in case volume, increased investment in the sales force and an increase in transportation costs. The increases were partially offset by our leverage of our fixed costs, initiatives undertaken to reduce operating expenses, and lower fuel prices. Operating expense per case was essentially flat at 0.1% growth versus fiscal 2015.

Net income decreased 14.6% to $29.2 million for the fourth quarter of 2016 compared to net income of $34.2 million in the prior year period. The decrease was driven by the $25 million fee benefit recognized in the fourth quarter of fiscal 2015 related to the termination of the agreement to acquire 11 US Foods facilities as a part of the proposed merger of Sysco and US Foods. For the quarter, the income tax rate decreased 50 basis points to 40.0%. The decrease in the tax rate was a result of an increase in certain permanent deductions and a reduction in non-deductible expenses and state income taxes as a percentage of income before taxes. Net income increased 20.9% to $68.3 million for fiscal 2016 compared to net income of $56.5 million in the prior year period. The increase was driven by the extra week, an increase in operating profit, and a decrease in interest expense.

Diluted earnings per share decreased 25.6% in the fourth quarter of fiscal 2016 over the prior year period, to $0.29. Adjusted diluted EPS advanced 5.6% in the fourth quarter over the prior year period, to $0.38 per share.

Diluted earnings per share grew 9.4% in fiscal 2016 over the prior year, to $0.70. Adjusted diluted EPS increased 23.5% in the fiscal 2016 over the prior year, to $1.00 per share.

EBITDA decreased 8.4% in the fourth quarter of fiscal 2016 compared to the prior year period, to $99.1 million. For the quarter, Adjusted EBITDA increased 11.9% to $114.7 million compared to the prior year.

For fiscal 2016, EBITDA increased 4.4% compared to the prior year, to $317.0 million. Adjusted EBITDA was $366.6 million, or an 11.6% increase for fiscal 2016 compared to the prior year.

Cash Flow and Capital Spending

For fiscal 2016, PFG delivered $234.9 million in cash flow from operating activities, an improvement of $107.5 million versus the prior year. PFG’s net debt at the end of the fourth quarter stood at $1,134.6 million, a decline of $278.8 million versus the end of the prior fiscal year. For fiscal 2016, the Company invested $119.7 million in capital expenditures, or 0.7% of fiscal 2016 net sales, an increase of $21.1 million versus the prior year. Our net debt to adjusted EBITDA leverage was 3.1 times at the end of fiscal 2016 versus 4.3 times at the end of fiscal 2015.

Capital Markets Transaction

In the fourth quarter of fiscal 2016, the Company issued and sold $350 million aggregate principal amount of 5.5% senior unsecured notes due 2024. The Company used the net proceeds from the senior notes to repay all outstanding borrowings under its existing term loan facility, to terminate that facility, and to repay a portion of its borrowings under its existing asset-based revolving credit facility. The senior notes transaction extended the maturity of the Company’s debt, traded floating rate term debt for fixed rate notes at a slightly lower interest rate, and provided the Company with a capital structure that management believes is flexible and expandable to support the Company’s future growth. The transaction was modestly accretive to fourth quarter Adjusted Diluted EPS excluding one-time charges, which included interest expense in the quarter of 2 cents per share for the write-off of certain debt issuance costs and certain other costs incurred in connection with the offering of the notes.

Fourth-Quarter and Fiscal 2016 Segment Results

Performance Foodservice (PFS)

Fourth quarter net sales for PFS increased 10.8% to $2.6 billion and for fiscal 2016 increased 5.8% to $9.6 billion compared to the prior year periods. Excluding the extra week in the fourth quarter and fiscal 2016, net sales would have increased 2.9% and 3.8%, respectively. Net sales growth in both the fourth quarter and fiscal 2016 were attributable to the extra week in fiscal 2016, as well as growth in cases sold. Case growth in the fourth quarter and fiscal 2016 was driven by securing new Street customers and further penetrating existing customers. Independent case growth was 9.0% for the fourth quarter of fiscal 2016 excluding the extra week. For fiscal 2016, independent case growth was 8.6% excluding the extra week. Case sales of PFG’s proprietary Performance Brands to Street customers grew double digits in the fourth quarter.

Fourth quarter EBITDA for PFS increased 22.7% compared to the prior year period and increased 20.8% for fiscal 2016. Gross profit increased 15.8% in the fourth quarter and 10.5% in fiscal 2016, compared to the prior year periods, as a result of gross profit from the extra week in fiscal 2016 and an increase in cases sold, as well as an increase in the gross profit per case. The increase in gross profit per case was driven by a favorable shift in the mix of cases sold toward Street customers and Performance Brands, as well as by improvements from our Winning Together program in procurement and inbound logistics.

PFG Customized

Net sales for PFG Customized increased 1.3% in the fourth quarter of fiscal 2016 to $982.0 million and increased 0.8% to $3.8 billion for fiscal 2016 compared to the prior year periods. The increase in net sales over these periods was the result of the extra week in fiscal 2016. Excluding the extra week in the fourth quarter and fiscal 2016, net sales would have decreased 5.9% and 1.1%, respectively. Net sales in the fourth quarter were adversely affected by the planned exits of some customers to free up capacity for the addition of new business with Red Lobster, starting in August of fiscal 2017, as well as lower case sales to some customers in the casual dining channel.

Segment EBITDA for PFG Customized decreased 27.5% to $7.9 million in the fourth quarter of fiscal 2016 and declined 6.6% to $34.1 million for fiscal 2016. The decrease in segment EBITDA for fiscal 2016 was primarily attributable to a decrease in gross profit of 0.8% and an increase in operating expenses, excluding depreciation and amortization. Gross profit for PFG Customized decreased primarily as a result of the planned decrease in case volume. The planned loss of customers affected Customized’s fourth quarter financial results, but the Company expects to more than offset this in the back half of fiscal 2017.

Vistar

In the fourth quarter of fiscal 2016, net sales for Vistar increased 18.7% to $756.9 million and for fiscal 2016 net sales grew 11.4% to $2.7 billion compared to the prior year periods. Excluding the extra week in the fourth quarter and fiscal 2016, net sales would have increased 10.2% and 9.1%, respectively. This increase was driven by case sales growth in the segment’s retail, theater, vending, and hospitality channels and by recent acquisitions.

Fourth quarter EBITDA for Vistar increased 11.4% versus the prior year and 7.1% in fiscal 2016, to $113.0 million. Gross profit dollar growth of 9.1% for fiscal 2016 compared to fiscal 2015 was driven by the extra week in fiscal 2016 and an increase in the number of cases sold. In the fourth quarter, Vistar’s results reflected business investments, including the expansion of geographies served in the dollar store channel and the opening of a new facility.

Fiscal 2017 Outlook

For fiscal 2017, PFG expects Adjusted EBITDA growth to be in a range of 7% to 10% on a 52 week to 52 week basis and 5% to 8% on a 52 week to 53 week basis versus a comparable 53 week fiscal 2016 Adjusted EBITDA of $366.6 million. The 53rd week fell in the fourth quarter of fiscal 2016.

The Company expects that 7% to 10% Adjusted EBITDA growth for fiscal 2017 will reflect first half growth in the low-to-mid-single digit range. First half fiscal 2017 growth is expected to reflect tough comparisons versus the first half of fiscal 2016 and planned investments in Customized and Vistar. Second half fiscal 2017 growth is expected in the mid-single to low double-digit range versus the second half of fiscal 2016 that excludes the extra week.

PFG expects fiscal 2017 Adjusted Diluted EPS to grow in a range of 31% to 36% to $1.27 to $1.32 on a 52 week to 52 week basis versus a comparable Fiscal 2016 Adjusted Diluted EPS of $0.97.

PFG also expects fiscal 2017 Adjusted Diluted EPS to grow in the range of 27% to 32% to $1.27 to $1.32 on a 52 week to 53 week basis versus a comparable 53 week fiscal 2016 Adjusted Diluted EPS of $1.00.

This outlook is based on the following annual assumptions:

•	Organic case growth in a range of 4% to 7%;

•	Interest expense in the range of approximately $50 million to $60 million; and

•	An effective tax rate on operations of approximately 40%.

•	PFG also expects capital expenditures for fiscal 2017 will be between $140 million and $160 million, while depreciation and amortization is expected to be between $110 million to $125 million. The fiscal 2017 capital expenditures estimate is higher than fiscal 2016 because of the timing of certain projects begun in fiscal 2016.

PFG’s Adjusted EBITDA and Adjusted Diluted EPS outlook and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported Net income, its reported Diluted EPS, and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA and Adjusted Diluted EPS outlook or its effective tax rate on operations forecast. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast on August 17, 2016 at 9:00 a.m. Eastern Standard Time. Access to the webcast and presentation slides is available at www.pfgc.com.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar, and PFG Customized – Performance Food Group Company (PFG) markets and distributes approximately 150,000 food and food-related products from 71 distribution centers to over 150,000 customer locations across the United States. PFG’s 13,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, big box retailers, and theaters. The company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the company’s broad customer base. For more information, visit www.pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the “Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled “Risk Factors” in our prospectus dated May 18, 2016, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) of the Securities Act on May 19, 2016, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	competition in our industry is intense, and we may not be able to compete successfully;

•	we operate in a low margin industry, which could increase the volatility of our results of operations;

•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts, including our Winning Together program;

•	our profitability is directly affected by cost inflation or deflation and other factors;

•	we do not have long-term contracts with certain of our customers;

•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;

•	changes in eating habits of consumers;

•	extreme weather conditions;

•	our reliance on third-party suppliers;

•	labor relations and costs risks and availability of qualified labor;

•	volatility of fuel and other transportation costs;

•	we may be unable to increase our sales in the highest margin portions of our business;

•	changes in pricing practices of our suppliers;

•	risks relating to any future acquisitions;

•	environmental, health, and safety costs;

•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;

•	product liability claims relating to the products we distribute and other litigation;

•	negative media exposure and other events that damage our reputation;

•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;

•	impact of uncollectibility of accounts receivable;

•	difficult economic conditions affecting consumer confidence; and

•	departure of key members of senior management.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

($ in millions, except share and per share data)	Three months ended July 2, 2016	Three months ended June 27, 2015	Fiscal year ended July 2, 2016	Fiscal year ended June 27, 2015
Net sales	$4,372.9	$3,984.4	$16,104.8	$15,270.0
Cost of goods sold	3,811.6	3,494.4	14,094.8	13,421.7

Gross profit	561.3	490.0	2,010.0	1,848.3
Operating expenses	494.5	436.8	1,807.8	1,688.2

Operating profit	66.8	53.2	202.2	160.1

Other expense, net:
Interest expense, net	18.0	21.1	83.9	85.7
Other, net	0.1	(25.4)	3.8	(22.2)

Other expense, net	18.1	(4.3)	87.7	63.5

Income before taxes	48.7	57.5	114.5	96.6
Income tax expense	19.5	23.3	46.2	40.1

Net income	$29.2	$34.2	$68.3	$56.5

Weighted-average common shares outstanding:
Basic	99,833,658	86,876,606	96,451,931	86,874,727
Diluted	101,839,515	87,637,541	98,128,626	87,613,698
Earnings per common share:
Basic	$0.29	$0.39	$0.71	$0.65
Diluted	$0.29	$0.39	$0.70	$0.64

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of July 2, 2016	As of June 27, 2015
ASSETS
Current assets:
Cash	$10.9	$9.2
Accounts receivable	968.2	964.6
Inventories, net	919.7	882.6
Prepaid expenses and other current assets	40.1	26.4

Total current assets	1,938.9	1,882.8
Goodwill	674.0	664.0
Other intangible assets, net	149.3	167.0
Property, plant and equipment, net	637.0	594.7
Restricted cash and other assets	56.2	45.0

Total assets	$3,455.4	$3,353.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,077.6	$1,022.2
Accrued expenses	231.4	234.1
Long-term debt-current installments	—	9.4
Capital and finance lease obligations-current installments	2.4	3.5
Derivative liabilities	5.3	7.8

Total current liabilities	1,316.7	1,277.0
Long-term debt	1,111.6	1,375.9
Deferred income tax liability, net	81.1	82.8
Capital and finance lease obligations, excluding current installments	31.5	33.8
Other long-term liabilities	111.7	91.0

Total liabilities	2,652.6	2,860.5

Total shareholders’ equity	802.8	493.0

Total liabilities and shareholders’ equity	$3,455.4	$3,353.5

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Fiscal year ended July 2, 2016	Fiscal year ended June 27, 2015
Cash flows from operating activities:
Net income	$68.3	$56.5
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	118.6	121.3
Non cash activities	50.2	12.9
Changes in operating assets and liabilities, net:
Accounts receivable	(1.2)	(136.3)
Inventories	(29.6)	(33.5)
Prepaid expenses and other assets	(34.9)	(8.2)
Trade accounts payable and outstanding checks in excess of deposits	49.5	78.1
Accrued expenses and other liabilities	14.0	36.6

Net cash provided by operating activities	234.9	127.4

Cash flows from investing activities:
Purchases of property, plant and equipment	(119.7)	(98.6)
Net cash paid for acquisition	(39.0)	(0.4)
Other	1.1	(1.7)

Net cash used in investing activities	(157.6)	(100.7)

Cash flows from financing activities:
Net payments on debt	(291.0)	(24.5)
Proceeds from equity	227.7	—
Other	(12.3)	1.7

Net cash used in financing activities	(75.6)	(22.8)

Net increase in cash	1.7	3.9
Cash, beginning of period	9.2	5.3

Cash, end of period	$10.9	$9.2

Supplemental disclosures of cash flow information:

($ in millions)	Fiscal year ended July 2, 2016	Fiscal year ended June 27, 2015
Cash paid during the year for:
Interest	$69.4	$73.6
Income taxes, net of refunds	56.8	41.3

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings per Share. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income (loss) as determined under GAAP. EBITDA, Adjusted EBITDA, Adjusted Diluted Earnings per Share, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings per Share, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income (loss) before interest expense (net of interest income), income taxes, and depreciation and amortization.

PFG believe that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG uses this measure to evaluate the performance of its segments and for business planning purposes. In addition, management uses Adjusted EBITDA, defined as net income (loss) before interest expense (net of interest income), income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction, and other adjustment items permitted in calculating covenant compliance under the company’s credit and indenture agreements (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, the company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure.

PFG believes that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except share and per share data)	July 2, 2016	June 27, 2015	Change	%
Net income (GAAP)	$29.2	$34.2	$(5.0)	(14.6)
Interest expense, net (A)	18.0	21.1	(3.1)	(14.7)
Income tax expense	19.5	23.3	(3.8)	(16.3)
Depreciation	22.2	19.2	3.0	15.6
Amortization of intangible assets	10.2	10.4	(0.2)	(1.9)

EBITDA	99.1	108.2	(9.1)	(8.4)
Impact of non-cash items (B)	5.4	3.0	2.4	80.0
Impact of acquisition, integration & reorganization charges (C)	3.5	(15.7)	19.2	N/A
Impact of non-recurring items (D)	—	5.1	(5.1)	N/A
Impact of productivity initiatives (E)	3.9	1.4	2.5	178.6
Impact of other adjustment items (F)	2.8	0.5	2.3	460.0

Adjusted EBITDA (Non-GAAP)	$114.7	$102.5	$12.2	11.9

Diluted earnings per share (GAAP)	$0.29	$0.39	$(0.10)	(25.6)
Impact of non-cash items	0.05	0.03	0.02	66.7
Impact of acquisition, integration & reorganization charges	0.03	(0.18)	0.21	N/A
Impact of non-recurring items	—	0.06	(0.06)	N/A
Impact of productivity initiatives	0.04	0.02	0.02	100.0
Impact of other adjustment items	0.03	0.01	0.02	200.0
Tax impact of adjustments	(0.06)	0.03	(0.09)	N/A

Adjusted Diluted Earnings per Share (Non-GAAP)	$0.38	$0.36	$0.02	5.6

A.	Includes a $3.6 million loss on extinguishment during the fourth quarter of fiscal 2016.
B.	Includes adjustments for non-cash charges arising from employee equity award compensation, gain/loss on disposal of assets, and interest rate swap hedge ineffectiveness. Equity award compensation cost was $3.6 million and $0.3 million for the fourth quarter of fiscal 2016 and fiscal 2015, respectively. In addition, this includes an increase in the LIFO reserve of $1.0 million and $2.1 million for the fourth quarter of fiscal 2016 and fiscal 2015, respectively
C.	Includes professional fees and other costs related to completed and abandoned acquisitions net of a $25.0 million termination fee in the fourth quarter of fiscal 2015 related to the terminated agreement to acquire 11 US Foods facilities from Sysco and US Foods, costs of integrating certain of our facilities, facility closing costs, certain equity transactions, and advisory fees paid to the Sponsors.
D.	Consists of a legal settlement.
E.	Consists primarily of professional fees and related expenses associated with the Winning Together program and other productivity initiatives.
F.	Consists primarily of changes in fair value and costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended
($ in millions, except share and per share data)	July 2, 2016	June 27, 2015	Change	%
Net income (GAAP)	$68.3	$56.5	$11.8	20.9
Interest expense, net (A)	83.9	85.7	(1.8)	(2.1)
Income tax expense	46.2	40.1	6.1	15.2
Depreciation	80.5	76.3	4.2	5.5
Amortization of intangible assets	38.1	45.0	(6.9)	(15.3)

EBITDA	317.0	303.6	13.4	4.4
Impact of non-cash items (B)	18.2	2.5	15.7	628.0
Impact of acquisition, integration & reorganization charges (C)	9.4	0.4	9.0	2,250.0
Impact of non-recurring items (D)	1.7	5.1	(3.4)	(66.7)
Impact of productivity initiatives (E)	11.6	8.3	3.3	39.8
Impact of multiemployer plan withdrawals (F)	—	2.8	(2.8)	N/A
Impact of other adjustment items (G)	8.7	5.9	2.8	47.5

Adjusted EBITDA (Non-GAAP)	$366.6	$328.6	$38.0	11.6

Diluted earnings per share (GAAP)	$0.70	$0.64	$0.06	9.4
Impact of non-cash items	0.18	0.03	0.15	500.0
Impact of acquisition, integration & reorganization charges	0.10	—	0.10	N/A
Impact of non-recurring items	0.02	0.06	(0.04)	(66.7)
Impact of productivity initiatives	0.12	0.09	0.03	33.3
Impact of multiemployer plan withdrawals	—	0.03	(0.03)	N/A
Impact of other adjustment items	0.09	0.07	0.02	28.6
Tax impact of adjustments	(0.21)	(0.11)	(0.10)	(90.9)

Adjusted Diluted Earnings per Share (Non-GAAP)	$1.00	$0.81	$0.19	23.5

A.	Includes a $9.4 million loss on extinguishment and $5.5 million of accelerated amortization of original issuance discount and deferred financing costs during the fiscal year ended July 2, 2016.
B.	Includes adjustments for non-cash charges arising from employee equity award compensation, gain/loss on disposal of assets, and interest rate swap hedge ineffectiveness. Equity award compensation cost was $17.2 million and $1.2 million for fiscal 2016 and fiscal 2015, respectively. In addition, this includes a decrease in the LIFO reserve of $1.5 million and an increase of $1.7 million for fiscal 2016 and fiscal 2015, respectively.
C.	Includes professional fees and other costs related to completed and abandoned acquisitions net of a $25.0 million termination fee in fiscal 2015 related to the terminated agreement to acquire 11 US Foods facilities from Sysco and US Foods, costs of integrating certain of our facilities, facility closing costs, certain equity transactions, and advisory fees paid to the Sponsors.
D.	Amounts in fiscal 2016 consists of an expense related to our expected withdrawal from a purchasing cooperative, pre-PFG acquisition worker’s compensation claims related to an insurance company that went into liquidation, and amounts received from business interruption insurance because of weather related or other one-time events. Amounts in fiscal 2015 consist of a legal settlement.
E.	Consists primarily of professional fees and related expenses associated with the Winning Together program and other productivity initiatives.
F.	Includes amounts related to the withdrawal from the Central States Southeast and Southwest Areas Pension Fund.
G.	Consists primarily of changes in fair value and costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal Year Ended July 2, 2016
($ in millions, except share and per share data)	Q1	Q2	Q3	Q4
Net income (GAAP)	$12.2	$17.5	$9.4	$29.2
Interest expense, net (A)	21.0	23.3	21.6	18.0
Income tax expense	8.6	12.0	6.1	19.5
Depreciation	18.9	19.3	20.1	22.2
Amortization of intangible assets	9.3	9.3	9.3	10.2

EBITDA	70.0	81.4	66.5	99.1
Impact of non-cash items (B)	(0.4)	9.4	3.8	5.4
Impact of acquisition, integration & reorganization charges (C)	2.8	1.3	1.8	3.5
Impact of non-recurring items (D)	2.6	(0.9)	—	—
Impact of productivity initiatives (E)	2.3	2.5	2.9	3.9
Impact of other adjustment items (F)	2.8	1.7	1.4	2.8

Adjusted EBITDA (Non-GAAP)	$80.1	$95.4	$76.4	$114.7

Diluted earnings per share (GAAP)	$0.14	$0.17	$0.09	$0.29
Impact of non-cash items	—	0.10	0.04	0.05
Impact of acquisition, integration & reorganization charges	0.03	0.01	0.02	0.03
Impact of non-recurring items	0.03	(0.01)	—	—
Impact of productivity initiatives	0.03	0.02	0.03	0.04
Impact of other adjustment items	0.03	0.02	0.01	0.03
Tax impact of adjustments	(0.05)	(0.05)	(0.04)	(0.06)

Adjusted Diluted Earnings per Share (Non-GAAP)	$0.21	$0.26	$0.15	$0.38

A.	Includes a $5.5 million of accelerated amortization of original issuance discount and deferred financing costs during Q2, and a $5.8 million and a $3.6 million loss on extinguishment for Q3 and Q4, respectively.
B.	Includes adjustments for non-cash charges arising from employee equity award compensation, gain/loss on disposal of assets, and interest rate swap hedge ineffectiveness. Equity award compensation cost was $1.1 million, $7.7 million, $4.8 million, and $3.6 million for Q1, Q2, Q3, and Q4, respectively. In addition, this includes a decrease of $1.7 million, an increase of 0.5 million, decrease $1.3 million, and an increase $1.0 million in LIFO reserve for Q1, Q2, Q3, and Q4, respectively.
C.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, certain equity transactions, and advisory fees paid to the Sponsors.
D.	Consists of an expense related to our expected withdrawal from a purchasing cooperative, pre-PFG acquisition worker’s compensation claims related to an insurance company that went into liquidation, and amounts received from business interruption insurance because of weather related or other one-time events.
E.	Consists primarily of professional fees and related expenses associated with the Winning Together program and other productivity initiatives.
F.	Consists primarily of changes in fair value and costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal Year Ended June 27, 2015
($ in millions, except share and per share data)	Q1	Q2	Q3	Q4
Net income (GAAP)	$6.6	$12.8	$2.9	$34.2
Interest expense, net	21.2	21.8	21.6	21.1
Income tax expense	4.7	9.8	2.3	23.3
Depreciation	18.6	19.2	19.3	19.2
Amortization of intangible assets	11.6	11.6	11.4	10.4

EBITDA	62.7	75.2	57.5	108.2
Impact of non-cash items (A)	1.1	(1.7)	0.1	3.0
Impact of acquisition, integration & reorganization charges (B)	2.0	4.6	9.5	(15.7)
Impact of non-recurring items (C)	—	—	—	5.1
Impact of productivity initiatives (D)	3.5	2.3	1.1	1.4
Impact of multiemployer plan withdrawals (E)	—	2.8	—	—
Impact of other adjustment items (F)	0.9	3.4	1.1	0.5

Adjusted EBITDA (Non-GAAP)	$70.2	$86.6	$69.3	$102.5

Diluted earnings per share (GAAP)	$0.08	$0.15	$0.03	$0.39
Impact of non-cash items	0.01	(0.02)	—	0.03
Impact of acquisition, integration & reorganization charges	0.02	0.05	0.11	(0.18)
Impact of non-recurring items	—	—	—	0.06
Impact of productivity initiatives	0.04	0.03	0.01	0.02
Impact of multiemployer plan withdrawals	—	0.03	—	—
Impact of other adjustment items	0.01	0.04	0.01	0.01
Tax impact of adjustments	(0.03)	(0.06)	(0.05)	0.03

Adjusted Diluted Earnings per Share (Non-GAAP)	$0.13	$0.22	$0.11	$0.36

A.	Includes adjustments for non-cash charges arising from employee equity award compensation and adjustments to reflect certain assets held for sale to their net realizable value. In addition, this includes an increase of $1.8 million, a decrease $1.9 million, a decrease $0.3 million, and an increase $2.1 million in LIFO reserve for Q1, Q2, Q3, and Q4, respectively.
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, and advisory fees paid to the Sponsors.
C.	Consists of a legal settlement.
D.	Consists primarily of professional fees and related expenses associated with the Winning Together program and other productivity initiatives.
E.	Includes amounts related to the withdrawal from the Central States Southeast and Southwest Areas Pension Fund.
F.	Consists primarily of changes in fair value and costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.

Segment Results

We have three segments as described above—Performance Foodservice, PFG Customized, and Vistar. Management evaluates the performance of these segments based on their respective sales growth and EBITDA. For PFG Customized, EBITDA includes certain allocated corporate expenses that are included in operating expenses. The allocated corporate expenses are determined based on a percentage of total sales. This percentage is reviewed on a periodic basis to ensure that the allocation reflects a reasonable rate of corporate expenses based on their use of corporate services.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	July 2, 2016	June 27, 2015	Change	%
Performance Foodservice	$2,632.9	$2,376.1	$256.8	10.8
PFG Customized	982.0	969.0	13.0	1.3
Vistar	756.9	637.8	119.1	18.7
Corporate & All Other	61.7	51.8	9.9	19.1
Intersegment Eliminations	(60.6)	(50.3)	(10.3)	(20.5)

Total net sales	$4,372.9	$3,984.4	$388.5	9.8

EBITDA

	Three Months Ended
	July 2, 2016	June 27, 2015	Change	%
Performance Foodservice	$100.1	$81.6	$18.5	22.7
PFG Customized	7.9	10.9	(3.0)	(27.5)
Vistar	29.3	26.3	3.0	11.4
Corporate & All Other	(38.2)	(10.6)	(27.6)	(260.4)

Total EBITDA	$99.1	$108.2	$(9.1)	(8.4)

Net Sales

	Fiscal Year Ended
	July 2, 2016	June 27, 2015	Change	%
Performance Foodservice	$9,616.3	$9,085.0	$531.3	5.8
PFG Customized	3,782.1	3,752.9	29.2	0.8
Vistar	2,701.5	2,426.1	275.4	11.4
Corporate & All Other	220.5	191.6	28.9	15.1
Intersegment Eliminations	(215.6)	(185.6)	(30.0)	(16.2)

Total net sales	$16,104.8	$15,270.0	$834.8	5.5

EBITDA

	Fiscal Year Ended
	July 2, 2016	June 27, 2015	Change	%
Performance Foodservice	$307.0	$254.2	$52.8	20.8
PFG Customized	34.1	36.5	(2.4)	(6.6)
Vistar	113.0	105.5	7.5	7.1
Corporate & All Other	(137.1)	(92.6)	(44.5)	(48.1)

Total EBITDA	$317.0	$303.6	$13.4	4.4